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                            ICN PHARMACEUTICALS, INC.



                            ------------------------



                                CREDIT AGREEMENT

                           Dated as of March 31, l997

                                   $15,000,000



                             ----------------------


                            BANQUE NATIONALE DE PARIS
                               Los Angeles Branch



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                                      -ii-



                                TABLE OF CONTENTS
                                                                            PAGE

                                    SECTION 1

               DEFINITIONS..................................................  1
   1.1    CERTAIN DEFINED TERMS.............................................  1
   1.2    ACCOUNTING TERMS..................................................  8
   1.3    OTHER TERMS.......................................................  8

                                    SECTION 2

               CREDIT.......................................................  9
   2.1    REVOLVING CREDIT LOANS AND LETTERS OF CREDIT......................  9
   2.2    ISSUANCE OF LETTERS OF CREDIT..................................... 12

                                    SECTION 3

               CONDITIONS OF LENDING........................................ 14
   3.1    CONDITIONS PRECEDENT TO THE INITIAL REVOLVING CREDIT
               LOAN OR LETTER OF CREDIT..................................... 14
   3.2    CONDITIONS PRECEDENT TO EACH REVOLVING CREDIT LOAN OR
               LETTER OF CREDIT............................................. 15

                                    SECTION 4

               REPRESENTATIONS AND WARRANTIES............................... 16
   4.1    STATUS............................................................ 16
   4.2    AUTHORITY......................................................... 16
   4.3    LEGAL EFFECT...................................................... 17
   4.4    FINANCIAL STATEMENTS.............................................. 17
   4.5    LITIGATION........................................................ 17
   4.6    TITLE TO ASSETS................................................... 18
   4.7    ERISA............................................................. 18
   4.8    TAXES............................................................. 18
   4.9    REGULATION U...................................................... 18
   4.10   ENVIRONMENTAL COMPLIANCE.......................................... 18

                                    SECTION 5

               COVENANTS.................................................... 18
   5.1    PRESERVATION OF EXISTENCE; WITH APPLICABLE LAWS................... 19
   5.2    MAINTENANCE OF INSURANCE.......................................... 19
   5.3    MAINTENANCE OF PROPERTIES......................................... 19
   5.4    PAYMENT OF OBLIGATIONS AND TAXES.................................. 19
   5.5    INSPECTION RIGHTS................................................. 19
   5.6    REPORTING AND CERTIFICATION REQUIREMENTS.......................... 20
   5.7    PAYMENT OF DIVIDENDS.............................................. 20
   5.8    REDEMPTION OR REPURCHASE OF STOCK................................. 21
   5.9    ADDITIONAL INDEBTEDNESS........................................... 21
   5.10   LOANS............................................................. 21
   5.11   LIENS AND ENCUMBRANCES............................................ 21
   5.12   TRANSFER ASSETS................................................... 21
   5.13   CHANGE IN NATURE OF BUSINESS...................................... 21
   5.14   FINANCIAL CONDITION............................................... 22
   5.15   NOTICE............................................................ 22
   5.16   CONSOLIDATED OPERATING LOSS....................................... 22
   5.17   ENVIRONMENTAL COMPLIANCE.......................................... 22
   5.18   SUBORDINATED DEBT................................................. 23
   5.19   INVESTMENTS....................................................... 23

                                    SECTION 6

             EVENTS OF DEFAULT.............................................. 23
   6.1    NON-PAYMENT....................................................... 23
   6.2    PERFORMANCE UNDER THIS AND OTHER AGREEMENTS....................... 23
   6.3    REPRESENTATIONS AND WARRANTIES; FINANCIAL STATEMENTS.............. 24
   6.4    INSOLVENCY........................................................ 24
   6.5    EXECUTION......................................................... 24
   6.6    SUSPENSION........................................................ 24
   6.7    CHANGE IN OWNERSHIP............................................... 25

                                    SECTION 7

             REMEDIES ON DEFAULT............................................ 25
   7.1    ACCELERATION...................................................... 25
   7.2    CEASE EXTENDING CREDIT............................................ 25
   7.3    TERMINATION....................................................... 25
   7.4    CASH COLLATERAL................................................... 25
   7.5    NON-EXCLUSIVITY OF REMEDIES....................................... 25

                                    SECTION 8

             BANK PROTECTIONS............................................... 26
   8.1    INABILITY TO DETERMINE INTEREST RATE.............................. 26
   8.2    ILLEGALITY........................................................ 26
   8.3    INCREASED COSTS................................................... 27
   8.4    TAXES............................................................. 28
   8.5    INDEMNITY......................................................... 29
   8.6    MITIGATION OF COSTS............................................... 29

                                    SECTION 9

             MISCELLANEOUS.................................................. 30
   9.1    DEFAULT INTEREST RATE............................................. 30
   9.2    RELIANCE.......................................................... 30
   9.3    EXPENSES.......................................................... 30
   9.4    NOTICES........................................................... 30
   9.5    WAIVER............................................................ 31
   9.6    CONFLICTING PROVISIONS............................................ 31
   9.7    BINDING EFFECT; ASSIGNMENT........................................ 31
   9.8    JURISDICTION...................................................... 31
   9.9    WAIVER OF JURY TRIAL.............................................. 31
   9.10   HEADINGS.......................................................... 32
   9.11   ENTIRE AGREEMENT.................................................. 32
   9.12   CONFIDENTIALITY................................................... 32

                                CREDIT AGREEMENT



          This Credit Agreement (the "Agreement") is made and entered into as of March 31, 1997, by and between BANQUE NATIONALE DE PARIS, Los Angeles Branch (the "Bank") and ICN PHARMACEUTICALS, INC. (the "Borrower"), on the terms and conditions that follow:

                                    SECTION 1
                                   DEFINITIONS

          1.1 CERTAIN DEFINED TERMS: Unless elsewhere defined in this Agreement, the following terms shall have the following meanings (such meanings to be generally applicable to the singular and plural forms of the terms defined):

          "AGREEMENT": shall have the meaning set forth in the first paragraph hereof.

          "ALTERNATE BASE RATE": for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greater of (a) the Reference Rate and (b) the Federal Funds Effective Rate in effect on such day PLUS 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Reference Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Reference Rate or the Federal Funds Effective Rate, respectively.

          "ALTERNATE BASE RATE LOANS": Revolving Credit Loans the rate of interest applicable to which is based upon the Alternate Base Rate.

          "BANK": shall have the meaning set forth in the first paragraph hereof.

          "BORROWER": shall have the meaning set forth in the first paragraph hereof.

          "BUSINESS DAY": shall mean a day other than a Saturday or Sunday on which commercial banks are open for business in California, USA.

          "CASH INCOME TAXES": for any period, income taxes paid in cash by the Borrower and its Subsidiaries on a consolidated basis.

          "COMMITMENT": $15,000,000, as the same shall be adjusted from time to time pursuant to this Agreement.

          "CURRENT ASSETS": at any date, the assets of the Borrower and its Subsidiaries on a consolidated basis which would be classified as current assets in accordance with generally accepted accounting principles.

          "CURRENT LIABILITIES": at any date, the liabilities (including tax and other proper accruals) of the Borrower and its Subsidiaries on a consolidated basis which would be classified as current liabilities in accordance with generally accepted accounting principles.

          "CURRENT RATIO": as of the last day of each calendar quarter, the ratio of Current Assets to Current Liabilities.

          "DEFAULT": any of the events specified in Section 6, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

          "EBITDA": for the Borrower and its Subsidiaries on a consolidated basis, Net Income after eliminating extraordinary gains and losses, plus (a) provisions for taxes, (b) depreciation and amortization, (c) Interest Expense,
(d) other non-cash charges and (e) minority interests in Subsidiaries, all to the extent deducted in computing Net Income.

          "EFFECTIVE DATE": the date on which the conditions precedent set forth in Section 3.1 have been satisfied, but in no event later than March 31, 1997.

          "ERISA": shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, including (unless the context otherwise requires) any rules or regulations promulgated thereunder.

          "EURODOLLAR BUSINESS DAY": shall mean any day on which banks are open for dealings in U.S. dollar deposits in the London Interbank Market.

          "EVENT OF DEFAULT": shall have the meaning set forth in Section 6, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

          "EXCLUDED TAXES": all taxes imposed on or by reference to the net income of the Bank and all franchise taxes, taxes on doing business or taxes measured by capital or net worth imposed on the Bank, imposed:

               (i) by the jurisdiction in which the Bank is located or in which the Bank is organized or has its principal or registered office;

               (ii) by reason of any connection between the jurisdiction imposing such tax and the Bank other than a connection arising solely from this Agreement or any transaction contemplated hereby;

               (iii) by the United States or any political subdivision thereof or therein including without limitation, branch profits taxes imposed by the U.S. or similar taxes imposed by any subdivision thereof; or

               (iv) by reason of the failure of the Bank to provide accurate documentation required to be provided by the Bank pursuant to Section 8.4(b).

          "FEDERAL FUNDS EFFECTIVE RATE": for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Bank from three (3) federal funds brokers of recognized standing selected by it. If, for any reason, the Bank shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including, without limitation, the inability or failure of the Bank to obtain sufficient quotations in accordance with the terms hereof, the Alternate Base Rate shall be determined without regard to the Federal Funds Effective Rate until the circumstances giving rise to such inability no longer exist.

         "FIXED CHARGE COVERAGE RATIO": the ratio of EBITDA for the fiscal quarter most recently ended and the immediately preceding three (3) fiscal quarters to the sum of (a) Total Debt Service for the fiscal quarter most recently ended and the immediately preceding three (3) fiscal quarters and (b) Cash Income Taxes for the fiscal quarter most recently ended and the immediately preceding three (3) fiscal quarters.

         "INDEBTEDNESS": shall mean, with respect to the Borrower and its Subsidiaries on a consolidated basis, (a) all indebtedness for borrowed money,
(b) for the deferred  purchase price of property or services due more than sixty
(60) days from the date of payment specified on the invoice for such obligation in respect of which the Borrower is primarily liable as obligor and (c) obligations under leases which shall have been or should be, in accordance with generally accepted accounting principles, reported as capital leases in respect of which the Borrower or its Subsidiaries is primarily liable.

         "INTEREST EXPENSE": for the Borrower and its Subsidiaries on a consolidated basis, as of any date, for the fiscal quarter most recently ended and the immediately preceding three (3) fiscal quarters, (a) the sum of (i) the aggregate of all interest expense of the Borrower and its Subsidiaries to the extent included in the calculation of Net Income for such periods in accordance with generally accepted accounting principles and (ii) all commitment, letter of credit or line of credit fees paid, payable and/or accrued for such period (without duplication of previous amounts) to any lender in exchange for such lender's commitment to lend or otherwise extend credit, less (b) all interest income.

         "INTEREST PAYMENT DATE": (a) as to an Alternate Base Rate Loan, the last day of each calendar month while an Alternate Base Rate Loan is outstanding, (b) as to any LIBOR Loan having an Interest Period of three (3) months or less, the last day of such Interest Period, (c) as to any LIBOR Loan having an Interest Period longer than three (3) months, each day which is at the end of each three-month period within such Interest Period after the first day of such Interest Period and the last day of such Interest Period and (d) for each of (a), (b) and (c) above, the day on which the Revolving Credit Loans become due and payable in full and are paid or are prepaid.

         "INTEREST PERIOD":  with respect to any LIBOR Loan":

                  (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such LIBOR Loan and ending on the numerically corresponding day one (1), two (2), three (3) or six (6) months (or, if reasonably available to the Bank, twelve (12) months) thereafter, as selected by the Borrower in its notice of borrowing or its continuation notice, as the case may be, given with respect thereto; and

                  (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such LIBOR Loan and ending one (1), two (2), three (3) or six (6) months (or, if reasonably available to the Bank, twelve (12) months) thereafter, as selected by the Borrower by irrevocable notice to the Bank not less than three (3) LIBOR Business Days prior to the last day of the then current Interest Period with respect thereto;

          provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

          (i) if any Interest Period pertaining to a LIBOR Loan would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

          (ii) any Interest Period which would otherwise extend beyond the date final payment is due on the Revolving Credit Loans, shall end on the date of such final payment; and

          (iii) any Interest Period pertaining to a LIBOR Loan that begins on the last day of the calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month.

          "LETTERS OF CREDIT": shall have the meaning set forth in Section 2.1 hereof.

          "LETTER OF CREDIT AMOUNT": the stated maximum amount available to be drawn under a particular Letter of Credit, as such amount may be reduced or reinstated from time to time in accordance with the terms of such Letter of Credit.

          "LIBOR": with respect to each day during each Interest Period pertaining to a LIBOR Loan, the rate equal to the rate of interest per annum determined by the Bank to be the arithmetic mean of the rates of interest per annum appearing on Telerate page 3750 (or any successor publication) for U.S. dollar deposits in the approximate amount of such LIBOR Loan to be borrowed, continued or converted and having a maturity comparable to such Interest Period, at approximately 11:00 a.m. (London time) two (2) Business Days prior to the commencement of such Interest Period. Notwithstanding the foregoing, if for any reason rates are not available as provided in the preceding clause, the LIBOR Rate instead means the rate of interest per annum determined by the Bank to be the arithmetic mean (rounded upwards to the nearest 1/16th of 1%) of the rates of interest per annum notified to the Bank as the rate of interest at which U.S. dollar deposits in the approximate amount of each LIBOR Loan to be borrowed, continued or converted and having a maturity comparable to such Interest Period, would be offered to major U.S. banks in the London Interbank Market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

          "LIBOR ADJUSTED RATE": with respect to each day during each Interest Period pertaining to a LIBOR Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

                                LIBOR
                  1.00 minus LIBOR Reserve Requirements

          "LIBOR BUSINESS DAY": a day which is a Business Day and a day on which dealings in U.S. dollar deposits may be carried out in the London Interbank Market.

          "LIBOR LOANS": Revolving Credit Loans the rate of interest applicable to which is based upon LIBOR.

         "LIBOR RESERVE REQUIREMENTS": for any day as applied to a LIBOR Loan, the aggregate (without duplication) of maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves and/or any regulations of the Board of Governors of the Federal Reserve System or other governmental authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of such Board) maintained by a member bank of such Federal Reserve System. As of the Effective Date, there are no such reserve requirements.

          "LOAN ACCOUNT": shall have the meaning set forth in Section 2.1(d) hereof.

         "MATERIAL ADVERSE EFFECT": a material adverse effect on (a) the business, operations, property or conditions, (financial or otherwise) of the Borrower and its Subsidiaries on a consolidated basis, (b) the ability of the Borrower or any of its Subsidiaries to perform its respective obligations hereunder or (c) the validity or enforceability of this Agreement or the rights or remedies of the Bank hereunder.

         "MATERIAL SUBSIDIARY": shall mean any Subsidiary of the Borrower which represents at any time (a) 10% of Net Income for the fiscal quarter most recently ended and the immediately preceding three (3) fiscal quarters, (b) 10% of the value of the assets as of the end of the most recently ended fiscal quarter of the Borrower and its Subsidiaries on a consolidated basis or (c) 10% of the total product sales of the Borrower and its Subsidiaries on a consolidated basis for the fiscal quarter most recently ended and the immediately preceding three (3) fiscal quarters.

          "MATURITY DATE": in respect of any amount outstanding hereunder, March 31, 1999, unless all such amounts shall have earlier become due and payable, whether by acceleration or otherwise.

          "NET INCOME": net income as determined in accordance with generally accepted accounting principles and in a manner consistent with the calculations of net income as set forth in financial statements previously delivered by the Borrower and its Subsidiaries on a consolidated basis to the Bank.

          "NET WORTH": shall mean, as of the calculation date, all assets of the Borrower and its Subsidiaries on a consolidated basis less all Total Liabilities of the Borrower and its Subsidiaries on a consolidated basis.

          "OBLIGATIONS": shall mean all amounts owing by the Borrower to the Bank pursuant to this Agreement.

          "OPERATING LOSS": a loss from operations before other income and expenses, interest income and expense, income taxes, translation adjustments and extraordinary items as set forth on the Borrower's consolidated statement of income.

          "PERMITTED LIENS": shall mean (a) liens and security interests securing indebtedness owed by the Borrower to the Bank; (b) liens for taxes, assessments or similar charges either not more than sixty (60) days past due or being contested in good faith; (c) liens of materialmen, mechanics, warehousemen, or carriers or other like liens arising in the ordinary course of business and securing obligations which are not more than sixty (60) days past due or being contested in good faith; (d) purchase money liens or purchase money security interests upon or in any property acquired or held by the Borrower and its Subsidiaries in the ordinary course of business to secure Indebtedness outstanding on the date hereof or permitted to be incurred under Section 5.9 hereof and any renewals and modifications thereof not increasing the amount of the obligations thereunder; (e) liens and security interests which, as of the date hereof, have been disclosed in filings with the Securities and Exchange Commission or which have been approved by the Bank in writing and any renewals and modifications thereof not increasing the amount of the obligations thereunder; (f) liens in connection with workers' compensation, unemployment insurance, social security obligations and such other types of insurance; (g) liens to secure performance bonds, bid bonds, contracts, leases, public or statutory obligations, surety bonds and other similar obligations; (h) liens resulting from zoning restrictions, easements and such other similar restrictions on the use of real property; and (i) liens arising from judgments and attachments that would not constitute an Event of Default hereunder; (j) liens securing intercompany indebtedness (k) security interest filings evidencing operating leases; (l) liens on the property or assets of any entity at the time such entity becomes a Subsidiary after the date hereof and any renewals and modifications thereof not increasing the amount of the obligation thereunder; and (m) liens not otherwise covered under this definition in an aggregate amount not exceeding at any time $15,000,000.

          "REFERENCE RATE": the rate of interest per annum publicly announced from time to time by the Bank as its reference rate in effect at its principal office in Los Angeles.

          "REGULATION D": Regulation D of the Board of Governors of the Federal Reserve System as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof and any successor regulation thereto.

          "REVOLVING CREDIT LOANS":  shall have the meaning set forth in Section
2.1 hereof.

          "SUBORDINATED DEBT": shall mean such liabilities of the Borrower and its Subsidiaries which have been subordinated to those owed to the Bank in a manner acceptable to the Bank.

          "SUBSIDIARY": as to any person or entity at any time as determined, a corporation, partnership or other entity of which shares of stock or other ownership interest having ordinary voting power (other than stock or such other ownership interest having such power only by reason of the happening of a contingency) to elect a majority of the Board of Directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries or subsidiaries, or both, by such person or entity. Unless otherwise qualified, all references to a "subsidiary" or to "subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

          "TANGIBLE NET WORTH": shall mean Net Worth less all intangible assets of the Borrower and its Subsidiaries (i.e., goodwill, trademarks, patents, copyrights, organization expense, and similar intangible items).

         "TAXES":  shall have the meaning set forth in Section 8.4 hereof.

         "TOTAL DEBT SERVICE": for the Borrower and its Subsidiaries on a consolidated basis, as of any date, for the fiscal quarter most recently ended and the immediately preceding three (3) fiscal quarters, the sum of (a) all Interest Expense and (b) regularly scheduled principal payments due on Indebtedness (which result in permanent reductions in availability).

         "TOTAL LIABILITIES": for the Borrower and its Subsidiaries on a consolidated basis, as of any date, the aggregate amount of all items that would be set forth as liabilities on a balance sheet of the Borrower and its Subsidiaries on such date in accordance with generally accepted accounting principles (but not redeemable equity or minority interests).

          1.2 ACCOUNTING TERMS: All references to financial statements, assets, liabilities, and similar accounting items not specifically defined herein shall mean such financial statements or such items prepared or determined in accordance with generally accepted accounting principles consistently applied and, except where otherwise specified, all financial data submitted pursuant to this Agreement shall be prepared in accordance with such principles. Any change in generally accepted accounting principles which changes the calculation of covenants hereunder shall result in the Borrower and the Bank negotiating, in good faith, to recalculate such covenants on the basis of the new generally accepted accounting principles.

          1.3 OTHER TERMS: Other terms not otherwise defined shall have the meanings attributed to such terms in the California Uniform Commercial Code.

                                    SECTION 2
                                     CREDIT

          2.1 REVOLVING CREDIT LOANS AND LETTERS OF CREDIT (a) Subject to the terms and conditions of this Agreement, the Bank agrees to (i) make revolving credit loans ("Revolving Credit Loans") to the Borrower at any time and from time to time on and after the Effective Date and until the Maturity Date and
(ii) issue letters of credit ("Letters of Credit") for the account of the Borrower pursuant to Section 2.2 from time to time from and including the Effective Date until the Maturity Date; provided, however, that at no time shall the outstanding aggregate principal amount of all Revolving Credit Loans made by the Bank, together with the aggregate Letter of Credit Amount of all outstanding Letters of Credit exceed the Commitment. Within the Commitment, the Borrower may borrow, have Letters of Credit issued for the Borrower's account, prepay Revolving Credit Loans, reborrow Revolving Credit Loans and have additional Letters of Credit issued for the Borrower's account. The Commitment shall automatically and permanently terminate on the Maturity Date. The minimum amount of each Revolving Credit Loan shall be $500,000 or an integral multiple thereof.

                  (b) The Borrower shall give to the Bank irrevocable written notice (which notice must be received by the Bank prior to 10:00 a.m., Los Angeles time, one (1) Business Day prior to each proposed borrowing date or, if all or any part of the Revolving Credit Loans are requested to be made as LIBOR Loans, three (3) Eurodollar Business Days prior to each proposed borrowing date) requesting that the Bank make the Revolving Credit Loans on the proposed borrowing date and specifying (i) the aggregate amount of Revolving Credit Loans requested to be made, (ii) subject to Section 2.1(e), whether the Revolving Credit Loans are to be LIBOR Loans, Alternate Base Rate Loans or a combination thereof and (iii) if the Revolving Credit Loans are to be entirely or partly LIBOR Loans, the respective amounts of each type of Revolving Credit Loan and the respective lengths of the Interest Periods therefor.

                  (c) Proceeds from the Revolving Credit Loans shall be used for general operating requirements of the Borrower including financing of fixed assets acquired in the ordinary course of business, refinancing of existing indebtedness and making acquisitions.

                  (d) The Bank shall maintain on its books a record of account in which the Bank shall make entries setting forth all Revolving Credit Loans made, all Letters of Credit issued, all payments made, the application of such payments to interest and principal, accrued and unpaid interest (if any) and the outstanding principal balance under the Revolving Credit Loans (the "Loan Account"). The Bank shall provide the Borrower with a monthly statement of the Loan Account, which statement shall be considered to be correct and conclusively binding on the Borrower, absent manifest error.

                  (e)      Subject to Sections 8.1
 and 8.2, the  Revolving  Credit Loans may from time to time be (i) LIBOR Loans,
(ii) Alternate Base Rate Loans or (iii) a combination thereof, as determined by the Borrower and notified to the Bank in accordance with the either Section 2.1(b) or 2.1(f). Notwithstanding the foregoing, the initial Revolving Credit Loans made on or after the Effective Date shall be made as Alternate Base Rate Loans and shall be subject to conversion to LIBOR Loans pursuant to Section 2.1(f).

                  Interest on LIBOR Loans shall bear interest at the rate equal to the LIBOR Adjusted Rate plus a margin of 1.00% per annum and the Alternate Base Rate Loans shall bear interest at the applicable Alternate Base Rate.

                  Interest on all Revolving Credit Loans shall be paid on each applicable Interest Payment Date.

                  Interest shall be calculated on the basis of a year of 365/366 days (as applicable) for actual days that elapsed, in the case of Revolving Credit Loan bearing interest at the Reference Rate. Interest on all other Revolving Credit Loans shall be calculated on the basis of a year of 360 days for actual days elapsed.

                  (f) The Borrower may elect from time to time to convert LIBOR Loans to Alternate Base Rate Loans, by the Borrower giving the Bank at least two
(2) Business Days' prior irrevocable written notice of such election, provided that any such conversion of LIBOR Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert Alternate Base Rate Loans to LIBOR Loans by the Borrower giving the Bank at least three LIBOR Business Days' prior irrevocable written notice of such election. Any such notice of conversion to LIBOR Loans shall specify the length of the initial Interest Period or Interest Periods therefor. All or any part of outstanding LIBOR Loans and Alternate Base Rate Loans may be converted as provided herein, provided that (i) any such conversion may only be made if, after giving effect thereto, each such LIBOR Loan or Alternate Base Rate Loan shall be equal to at least $500,000 or an integral multiple thereof, (ii) no Revolving Credit Loan may be converted into a LIBOR Loan after the date that is one (1) month prior to the Maturity Date and (iii) the Borrower shall not have the right to elect or to continue at the end of the applicable Interest Period, or to convert to, a LIBOR Loan if a Default shall have occurred and be continuing.

          Any LIBOR Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving notice to the Bank in accordance with Section 2.1(b), of the length of the next Interest Period to be applicable to such LIBOR Loan, provided that no LIBOR Loan may be continued as such (i) if, after giving effect thereto, each such LIBOR Loan would be less than $500,000 or an integral multiple thereof, (ii) after the date that is one (1) month prior to the Maturity Date or (iii) if a Default shall have occurred and be continuing and provided, further, that if the Borrower shall fail to give any required notice as described above in this Section or if such continuation is not permitted pursuant to the preceding proviso, such LIBOR Loan shall be automatically converted to Alternate Base Rate Loans on the last day of such then-expiring Interest Period.

                  (g) The Borrower may on the last day of any Interest Period with respect thereto, in the case of LIBOR Loans, or at any time and from time to time, in the case of Alternate Base Rate Loans, prepay such amounts, in whole or in part, without premium or penalty, upon at least three (3) Business Days' irrevocable written notice, in the case of both LIBOR Loans and Alternate Base Rate Loans, from the Borrower to the Bank, specifying the date and amount of prepayment and whether the prepayment is of LIBOR Loans or Alternate Base Rate Loans or a combination thereof, and, if of a combination thereof, the amount allocable to each. If any such notice is given, the amounts specified in such notice shall be due and payable by the Borrower on the date specified therein, together with accrued interest to such date on the amount prepaid and any other amounts payable hereunder. Partial prepayments of Revolving Credit Loans shall be in an aggregate principal amount at least equal to $1,000,000 or an integral multiple thereof or the amount of Revolving Credit Loans outstanding, if less. If LIBOR Loans are prepaid by reason of acceleration or otherwise on other than the last day of an Interest Period, the Borrower shall upon the Bank's request, promptly pay to and indemnify the Bank for all costs and any losses (including interest) actually incurred by the Bank and any losses (including loss of profit resulting from the re-employment of funds) sustained by the Bank as a consequence of such prepayment. Any prepayment shall first be applied to pay accrued interest, then be applied to pay the principal of Revolving Credit Loans.

                  (h) The Borrower hereby promises and agrees to pay the outstanding principal of all Revolving Credit Loans on the Maturity Date.

                  Each payment received by the Bank shall be applied to pay interest then due and unpaid and the remainder thereof (if any) shall be applied to pay principal.

                  (i) The Borrower agrees to pay to the Bank a commitment fee of .25% per annum on the unutilized portion of the Commitment for the period from the Effective Date to but excluding the Maturity Date (and, for purposes of this calculation, issued Letters of Credit shall be deemed usage of the Commitment), payable quarterly in arrears and computed on a year of 360 days for actual days elapsed.

                  (j) The Borrower agrees to pay to the Bank an up-front facility fee on the Effective Date equal to 1/4 of 1% of the Commitment.

                  (k) At the Borrower's option and upon at least five (5) Business Days' prior irrevocable notice to the Bank, with such notice specifying the amount and the date of such reduction, the Borrower may permanently reduce the Commitment in whole at any time or in part from time to time; provided, however, that each partial reduction of the Commitment shall be in an aggregate amount equal to at least $1,000,000 or an integral multiple thereof or the amount of the Commitment, if less. Upon each reduction of the Commitment, the Borrower shall (i) pay the commitment fee, payable pursuant to Section 2.1(i), accrued on the amount of the Commitment so reduced through the date of such reduction, (ii) prepay the amount, if any, by which the sum of (A) the aggregate unpaid principal amount of the Revolving Credit Loans and (B) the aggregate Letter Credit Amount of all Letters of Credit outstanding exceed the amount of the Commitment as so reduced, together with accrued interest on the amount being prepaid to the date of such prepayment (or, with respect to outstanding Letters of Credit, make a cash collateral deposit in an amount equal to such excess to the extent such excess is not corrected by the foregoing prepayment) and (iii) compensate the Bank for its funding costs, if any, in accordance with Section 8.5.

 .        2.2    ISSUANCE OF LETTERS OF CREDIT

                  (a) The Borrower shall be entitled to request the issuance of Letters of Credit from time to time from and including the Effective Date to but excluding the date which is thirty (30) Business Days prior to the Maturity Date by giving the Bank a Letter of Credit request at least three (3) Business Days before the requested date of issuance of such Letter of Credit (which shall be a Business Day). Any Letter of Credit Request received by the Bank later than 10:00 a.m., Los Angeles time, shall be deemed to have been received on the next Business Day. Such Letter of Credit request shall be made in writing, shall be signed by an authorized officer of the Borrower, shall be irrevocable and shall be effective upon receipt by the Bank. Provided that a valid Letter of Credit request has been received by the Bank and upon fulfillment of the other applicable conditions set forth in Section 3, the Bank will issue the requested Letter of Credit from its office specified in Section 9.4. No Letter of Credit shall have an expiration date later than three (3) Business Days prior to the Maturity Date.

                  (b) The payment by the Bank of a draft drawn under any Letter of Credit shall first be made from any cash collateral deposit held by the Bank with respect to such Letter of Credit. After any such cash collateral deposit have been applied, prepayment by the Bank of a draft drawn under any Letter of Credit shall constitute for all purposes of this Agreement the making by the Bank of an Alternate Base Rate Loan in the amount of such payment (but without any requirement of compliance with the conditions set forth in Section 3 and without regard to any minimum borrowing amount).

                  (c) The obligations of the Borrower with respect to any Letter of Credit, any Letter of Credit request and any other agreement or instrument relating to any Letter of Credit and any Alternate Base Rate Loan made under
Section 2.2(b) shall be absolute, unconditional and irrevocable and shall be paid strictly in accordance with the aforementioned documents under all circumstances, including the following:

               (i) any lack of validity or enforceability of any Letter of Credit, this Agreement or any other related documents;

               (ii) the existence of any claim, setoff, defense or other right that the Borrower may have at any time against any beneficiary or transferee of any Letter of Credit (or any person for whom any such beneficiary or transferee may be acting), the Bank or any person, whether in connection with this Agreement, and any other related documents, the transactions contemplated hereby or thereby or any unrelated transaction;

               (iii) any statement or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect, or any statement therein being untrue or inaccurate in any respect whatsoever;

               (iv) payment by the Bank under any Letter of Credit against presentation of the draft or certificate that does not substantially comply on its face with the terms of such Letter of Credit;

               (v) any exchange, release or non-perfection of any collateral or any of the lease, amendment or waiver of or consent to departure from any guarantee for any of the Obligations of the Borrower in respect of the Letters of Credit; and

               (vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

                  (d) The Borrower shall pay to the Bank with respect to each Letter of Credit issued hereunder, for the period from and including the day such Letter of Credit is issued to but excluding the day such Letter of Credit expires or is cancelled, a letter of credit fee equal to 1.00% per annum of the Letter of Credit Amount of such Letter of Credit from time to time, such letter of credit fee to be payable quarterly in arrears on the last day of each March, June, September and December and on the expiration date or cancellation date of such Letter of Credit.

                  (e) The Borrower shall pay to the Bank with respect to each Letter of Credit issued hereunder, for the period from and including the day such Letter of Credit is issued to but excluding the day such Letter of Credit expires, such additional fees and charges (including cable charges) as are generally associated with letters of credit, in accordance with the Bank's standard internal charge guidelines and the related Letter of Credit request.

                  (f) The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither the Bank nor any of its officers or directors shall be liable or responsible for (i) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (ii) the validity, sufficiency or genuineness of documents, or of any endorsement thereof, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (iii) payment by the Bank against presentation of documents that do not comply with the terms of any Letter of Credit, including failure of any documents to bear any reference or adequate reference to any Letter of Credit; or (iv) any other circumstance whatsoever in making or failing to make payment under any Letter of Credit. In furtherance and not in limitation of the foregoing, the Bank may accept any document that appears on its face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary. Notwithstanding anything herein to the contrary, the Borrower shall not be responsible for any acts of gross negligence or willful misconduct by the Bank.

                                    SECTION 3

                              CONDITIONS OF LENDING

          3.1 CONDITIONS PRECEDENT TO THE INITIAL REVOLVING CREDIT LOAN OR LETTER OF CREDIT: The obligation of the Bank to make the first extension of credit (either by a Revolving Credit Loan or a Letter of Credit) to or on account of the Borrower hereunder is subject to the conditions precedent that the Bank shall have received before the date of such first extension of credit all of the following, in form and substance reasonably satisfactory to the Bank:

                  (a) Evidence that the execution, delivery and performance by the Borrower of this Agreement and any document, instrument or agreement required hereunder have been duly authorized.

                  (b) The up-front facility fee referred to in Section 2.1(j).

                  (c) An incumbency certificate of the Borrower dated the Effective Date executed by one of its authorized officers or its Secretary or Assistant Secretary.

                  (d) A copy of the resolutions of the Board of Directors of the Borrower dated as of the Effective Date authorizing (i) the execution, delivery and performance of this Agreement and related documents to which the Borrower is or will become a party and (ii) the borrowings contemplated hereunder, in each case certified by the Secretary or Assistant Secretary, which certificate states that the resolutions thereby certified have not been amended, modified, revoked or rescinded and are in full force and effect.

                  (e) Copies of the Certificate of Incorporation and Bylaws of the Borrower, certified as of the Effective Date as complete and correct copies thereof by the Secretary or Assistant Secretary of the Borrower.

                  (f) Payment of all fees, costs and expenses accrued and unpaid and otherwise due and payable on or before the Effective Date by the Borrower in connection with Section 9.3 of this Agreement.

                  (g) The executed legal opinion of David C. Watt, general counsel to the Borrower, in form and substance reasonably acceptable to the Bank.

                  (h) A certificate, dated a recent date, of the Secretaries of the States of Delaware and California and each other jurisdiction where the Borrower is required to be qualified to do business under such jurisdiction's law, certifying as to the existence and good standing of, and the payment of taxes by, the Borrower in each such state and listing all charter documents of the Borrower on file with such officials.

                  (i) such other evidence as the Bank may reasonably request to establish the consummation of the transaction contemplated hereunder and compliance with the conditions of this Agreement.

          3.2 CONDITIONS PRECEDENT TO EACH REVOLVING CREDIT LOAN OR LETTER OF CREDIT : The obligation of the Bank to make each Revolving Credit Loan (including the initial Revolving Credit Loan) or to issue each Letter of Credit (including the initial Letter of Credit) to or on account of the Borrower hereunder is subject to the following conditions precedent, which shall be deemed certified by the Borrower to the Bank with each delivery of a borrowing notice or Letter of Credit request:

                  (a) The following are true as of each borrowing date and on each date on which a Letter of Credit is issued:

                           (i) The representations and warranties contained in this Agreement and in each of the related documents and certificates delivered to the Bank prior to, on or after the Effective Date pursuant hereto and on or prior to the date for such Revolving Credit Loan or the issuance of such Letter of Credit are correct on and as of such date in all material respects as though made on and as of such date, except to the extent that such representations and warranties expressly relate to an earlier date;

                      (ii) No Default has occurred and is continuing or would result from the making of the Revolving Credit Loan to be made on such date or the issuance of such Letter of Credit as of such date; and

                     (iii) The making of such Revolving Credit Loan or the issuance of such Letter of Credit, as applicable, shall not contravene any law, rule or regulation applicable to the Borrower.

                  (b) The Bank shall have received a borrowing notice or Letter of Credit request, as applicable, pursuant to the provisions of this Agreement from the Borrower.

                                    SECTION 4

                         REPRESENTATIONS AND WARRANTIES

         The Borrower hereby makes the following representations and warranties to the Bank, which representations and warranties are true and correct:

          4.1 STATUS: The Borrower is a corporation duly organized and validly existing under the laws of the State of Delaware and it and each Subsidiary is properly licensed and is qualified to do business and in good standing in, and, where necessary to maintain the Borrower's and such Subsidiary's rights and privileges, has complied in all material respects with the fictitious name statute of every jurisdiction in which the Borrower or such Subsidiary is doing business, except where the failure to do so would result or could reasonably be expected to result in a Material Adverse Effect.

          4.2 AUTHORITY: The execution, delivery and performance by the Borrower of this Agreement and any instrument, document or agreement required hereunder have been duly authorized and do not: (a) violate any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having application to the Borrower or any Subsidiary,
(b) result in a breach of or constitute a default under any material indenture or loan or credit agreement or other material agreement, lease or instrument to which the Borrower or any Subsidiary is a party or by which it or its properties may be bound or affected; or (c) require any consent or approval of its stockholders or violate any provision of its certificate of incorporation or by-laws.

          4.3 LEGAL EFFECT: This Agreement constitutes, and any instrument, document or agreement required hereunder when delivered hereunder will constitute, legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms except as the same may be limited by applicable bankruptcy, insolvency, reorganization or similar laws relating to or limiting creditors' rights generally and subject to the availability of equitable remedies.

          4.4 FINANCIAL STATEMENTS: The audited consolidated balance sheet of the Borrower and its Subsidiaries as at December 31, 1995 and the related audited consolidated statements of operations, changes in stockholders' equity and statements of cash flows for the fiscal year ended on such date, copies of which have heretofore been furnished to the Bank, present fairly the consolidated financial condition of the Borrower and its Subsidiaries as at such date in all material respects, and the consolidated results of their operations, consolidated changes in stockholders' equity and their consolidated cash flows for the fiscal year then ended in all material respects. The unaudited consolidated balance sheet of the Borrower and its Subsidiaries as at September 30, 1996 and the related unaudited consolidated statements of operation and cash flows for the nine-month period ended on such date, a copy of which has heretofore been furnished to the Bank, present fairly the consolidated financial condition of such entities at such date in all material respects (subject to normal year-end audit adjustments), and the consolidated results of their operations and their respective consolidated cash flows for the nine-month period then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with generally accepted accounting principles applied consistently throughout the periods involved. Since the most recent submission of such financial information or data to the Bank, the Borrower represents and warrants that no material adverse change in the financial condition or operations of the Borrower and its Subsidiaries taken as a whole has occurred which has not been fully disclosed to the Bank in writing.

          4.5 LITIGATION: Except as have been disclosed to the Bank or disclosed in reports filed with the Securities and Exchange Commission, there are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or the Borrower's Subsidiaries or properties before any court or administrative agency which could reasonably be expected, if determined adversely to the Borrower or any Subsidiary, to have a material adverse effect on the Borrower's consolidated financial condition or operations.

          4.6 TITLE TO ASSETS: The Borrower and each Subsidiary has good and marketable title to all of its assets, except for assets which are leased and except whether the failure to have such title would not result or could reasonably be expected to result in a Material Adverse Effect. Such assets are not subject to any security interest, encumbrance, lien or claim of any third person except for Permitted Liens.

          4.7 ERISA: If the Borrower or any Subsidiary has a pension, profit sharing or retirement plan subject to ERISA, such plan has been funded in accordance with its terms and otherwise complies in all material respects with the requirements of ERISA, except as disclosed in writing to the Bank prior to the date of this Agreement.

          4.8 TAXES: The Borrower and each Subsidiary has filed all tax returns required to be filed and paid all taxes shown thereon to be due, including interest and penalties, other than such taxes which are currently payable without penalty or interest or those which are being duly contested in good faith.

          4.9 REGULATION U: The proceeds of the Revolving Credit Loans will not be used to purchase or carry margin stock.

          4.10: ENVIRONMENTAL COMPLIANCE: The Borrower and each Subsidiary has implemented and complied in all material respects with all applicable federal, state and local laws, ordinances, statutes and regulations with respect to hazardous or toxic wastes, substances or related materials, industrial hygiene or environmental conditions, except where the failure to so comply would not result or could reasonably be expected to result in a Material Adverse Effect. Except as previously disclosed to the Bank or in filings of the Borrower with the Securities and Exchange Commission, there are no suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower or any Subsidiary, threatened against or affecting the Borrower or any Subsidiary or its property claiming violations of any federal, state or local law, ordinance, statute or regulation relating to hazardous or toxic wastes, substances or related materials which could reasonably be expected, if determined adversely to the Borrower or any Subsidiary, to have a Material Adverse Effect.

                                    SECTION 5

                                    COVENANTS

         The Borrower covenants and agrees that, during the term of this Agreement, and so long thereafter as the Borrower is indebted to the Bank under this Agreement, the Borrower will and will cause each Material Subsidiary to, unless the Bank shall otherwise consent in writing:

          5.1  PRESERVATION  OF  EXISTENCE;  WITH  APPLICABLE  LAWS:  Subject to
Section 5.12, maintain and preserve its existence; not liquidate or dissolve, merge or consolidate with or into, any other business organization (other than the Borrower or any Subsidiary); and conduct its business and operations in accordance in all material respects with all applicable laws, rules and regulations.

          5.2 MAINTENANCE OF INSURANCE: Maintain insurance in such amounts and covering such risks as is usually and prudently carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower and its Material Subsidiaries operate; provided that the Borrower and its Material Subsidiaries shall be permitted to self-insure against product liability risks.

          5.3 MAINTENANCE OF PROPERTIES: Subject to Section 5.12, maintain and preserve all its properties in good working order and condition in accordance with the general practice of other businesses of similar character and size, ordinary wear and tear excepted.

          5.4 PAYMENT OF OBLIGATIONS AND TAXES: Make timely payment of all assessments and taxes and all of its liabilities and obligations unless the same are being contested in good faith by appropriate proceedings with the appropriate court or regulatory agency, provided however that the Borrower and its Material Subsidiaries may make payment of trade payables in accordance with its customary business practices. For purposes hereof, the issuance of a check, draft or similar instrument without delivery to the intended payee shall not constitute payment.

          5.5 INSPECTION RIGHTS: At any reasonable time and from time to time, permit the Bank or any representative thereof to examine and make copies of the records as the Bank may reasonably request and visit the properties of the Borrower and its Subsidiaries and discuss the business and operations of the Borrower and its Subsidiaries with any designated representative thereof. If the Borrower and its Subsidiaries shall maintain any records (including, but not limited to, computer generated records or computer programs for the generation of such records) in the possession of a third party, the Borrower and its Subsidiaries hereby agree to notify such third party to permit the Bank free access to such records at all reasonable times and to provide the Bank with copies of any records which it may reasonably request. The costs and expenses associated with the first such visit and examination in any fiscal year shall be at the Borrower's expense, the amount of which shall be payable within thirty
(30) days following demand. Any subsequent visits or examinations in the same fiscal year shall be at the Bank's expense.

          5.6 REPORTING AND CERTIFICATION REQUIREMENTS: Deliver or cause to be delivered to the Bank in form and detail reasonably satisfactory to the Bank:

                  (a) Not later than one hundred (100) days after the end of each of the Borrower's fiscal years, a copy of the annual audited consolidated financial report of the Borrower and its Subsidiaries for such year, all certified to as having been prepared in accordance with generally accepted accounting principles consistently applied by Coopers & Lybrand or another firm of certified public accountants reasonably acceptable to Bank.

                  (b) Not later than fifty-five (55) days after the end of each fiscal quarter, the consolidated balance sheet and income statement for the Borrower and its Subsidiaries, each as of the end of such period.

                  (c) Not later than fifty-five (55) days after the end of each fiscal quarter, a certificate of the chief financial officer of the Borrower demonstrating compliance as of the end of such period with each financial covenant set forth herein, all in form satisfactory to the Bank.

                  (d) Not later than fifty-five (55) days after the end of each fiscal quarter, a certificate of an authorized officer of the Borrower updating any outstanding litigation in which the claim or liability exceeds $10,000,000 against the Borrower or any of its Subsidiaries as of the end of such period, all in form satisfactory to the Bank.

                  (e) Not later than ten (10) days after sending or filing thereof, copies of all regular and periodic reports and all registration statements (including, but not limited to, Form 10-K and Form 10-Q) and prospectuses, if any, filed by the Borrower or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority (other than reports of a routine or ministerial nature which are not material).

                  (f) Promptly upon the Bank's request, such other information pertaining to the Borrower as the Bank may reasonably request.

          5.7 PAYMENT OF DIVIDENDS: Not declare or pay any dividends on any class of stock now or hereafter outstanding except (a) dividends payable solely in the Borrower's capital stock, (b) dividends by Subsidiaries and (c) dividends payable on any class of the Borrower's stock not to exceed, in any fiscal year, $40,000,000 in aggregate amount and not to exceed, during the term of this Agreement, $60,000,000 in aggregate amount (or such higher amount as the Bank and the Borrower shall negotiate in good faith).

          5.8 REDEMPTION OR REPURCASE OF STOCK: Not redeem or repurchase any class of the Borrower's stock now or hereafter outstanding, except redemptions or repurchases of any class of the Borrower's stock not to exceed, in any fiscal year, $40,000,000 in aggregate amount and not to exceed, during the term of this Agreement, $60,000,000 in aggregate amount (or such higher amount as the Bank and the Borrower shall negotiate in good faith).

          5.9 ADDITIONAL INDEBTEDNESS: Not, after the date hereof, create, incur or assume, directly or indirectly, any additional Indebtedness or any commitment therefor other than (a) Indebtedness owed or to be owed to the Bank, (b) intercompany Indebtedness, (c) other Indebtedness outstanding from time to time in an aggregate amount not to exceed, at any time, $250,000,000 or (d) renewals or refinancing of Indebtedness existing on the date hereof but only to the extent of the principal of the Indebtedness outstanding on the date hereof.

          5.10 LOANS:  Not make any loans or  advances  or extend  credit to any third person (other than a Subsidiary), including, but not limited to, directors, officers, shareholders or employees of the Borrower and its Subsidiaries, except for (a) credit extended in the ordinary course of the Borrower's or its Subsidiaries' business as presently conducted, (b) loans or advances outstanding on the date hereof and (c) loans or advances currently or in the future outstanding not to exceed, at any time, $2,000,000 in aggregate amount.

          5.11 LIENS AND ENCUMRANCES: Not create, assume or permit to exist any security interest, encumbrance, mortgage, deed of trust, or other lien affecting any of the Borrower's properties or any properties of its Material Subsidiaries, or execute or allow to be filed any financing statement or continuation thereof affecting any of such properties, except for Permitted Liens or as otherwise provided in this Agreement.

          5.12 TRANSFER ASSETS: Not, after the date hereof, sell, contract for sale, convey, transfer, assign, lease or sublet (a "Transfer"), any of its assets except (a) in the ordinary course of business as presently conducted by the Borrower and its Subsidiaries, which ordinary course of business includes, but is not limited to, sale-leasebacks of equipment and, then, only in an arm's length transaction and (b) during the term of this Agreement, Transfer of assets not exceeding, when combined with previous asset Transfers, fifteen percent (15%) of the value of total assets (calculated at book value) of the Borrower and its Subsidiaries on a consolidated basis as of the end of the most recently completed fiscal quarter.

          5.13 CHANGE IN NATURE OF BUSINESS: Not make any material change in the fundamental nature of its business existing or conducted as of the date hereof.

          5.14 FINANCIUAL CONDITION: Maintain at the end of each fiscal quarter:IAL CONDITION

                  (a) A minimum consolidated Tangible Net Worth of at least $250,000,000, plus 75% of the sum of Net Income for each fiscal quarter beginning on or after the date hereof.

                  (b) A Fixed Charge Coverage Ratio of not less than 2.0 to 1.0.

                  (c) A Current Ratio of not less than 2.0 to 1.0. For the purposes hereof, outstanding amounts under any revolving lines of credit shall be included in Current Liabilities.

                  (d) A ratio of Total Liabilities to Tangible Net Worth of not more than:

                  1.75 to 1.00          for the quarter ending December 31, 1996

                  1.50 to 1.00          for each fiscal quarter in 1997

                  1.25 to 1.00          for each fiscal quarter in 1998

          5.15 NOTICE: Give the Bank prompt written notice of any and all (a) Defaults; (b) litigation, arbitration or administration proceedings to which the Borrower is a party and which would be required to be reported to the Securities and Exchange Commission and (c) other matters, other than matters of a general economic nature (other than those matters relating primarily to the Borrower or its Subsidiaries or the industries in which the Borrower or its Subsidiaries conducts its respective businesses) which have resulted in, or could reasonably be expected to, result in a Material Adverse Effect.

          5.16 CONSOLIDATED OPERATING LOSS: Not incur for any two consecutive fiscal quarters an Operating Loss.

          5.17 ENVIRONMENTAL COMPLIANCE:  SHALL:

                  (a) Implement and comply in all material respects with all applicable federal, state and local laws, ordinances, statutes and regulations with respect to hazardous or toxic wastes, substances or related materials, industrial hygiene or to environmental conditions.

                  (b) Own, use, generate, manufacture, store, handle, treat, release or dispose of any hazardous or toxic wastes, substances or related materials, only if such ownership or use would not result, or could reasonably be expected to result, in a Material Adverse Effect.

                  (c) Give prompt written notice to the Bank of any discovery of or suit, proceeding, claim, dispute, threat, inquiry or filing respecting hazardous or toxic wastes, substances or related materials.

                  (d) At all times indemnify and hold harmless the Bank from and against any and all liability arising out of the Borrower's or any Subsidiary's use, generation, manufacture, storage, handling, treatment, disposal or presence of hazardous or toxic wastes, substances or related materials.

          5.18 Subordinated Debt: Not make any prepayment of principal, interest or any other amount on Subordinated Debt until the Bank has been repaid in full all Obligations.

          5.19 Investments: Not acquire for consideration any evidence of Indebtedness, stock or other securities of any person or entity, except as so long as no Default then exists or would be caused thereby, the Borrower and its Subsidiaries may make investments as follows:

                  (a) Purchase marketable, direct obligations of the U.S. maturing within three hundred sixty-five (365) days of the date of purchase;

                  (b) Purchase commercial paper issued by corporations, each of which conducts a substantial part of its business in the U.S., maturing within one hundred eighty (180) days from the date of the original issue thereof, and rated "P-1" or better by Moody's Investors Service or "A-1" or better by Standard & Poor's Corporation;

                  (c) Acquisition of a majority of the voting interest of other companies, divisions of other companies or product lines;

                  (d)      overnight deposits; and

                  (e) such other investments which shall not, in aggregate amount, at any time exceed $100,000,000.

                                    SECTION 6

                                EVENTS OF DEFAULT

         Any one or more of the following described events shall constitute an event of default (an "Event of Default") under this Agreement:

          6.1 NON-PAYMENT: The Borrower shall fail to pay any principal on any Revolving Credit Loan when due or shall fail to pay any other Obligation within five (5) days after the date when due.

          6.2 PERFORMANCE UNDER THIS AND OTHER AGREEMENT: The Borrower or any Subsidiary shall fail in any material respect to perform or observe any term, covenant or agreement contained in this Agreement or in any document, instrument or agreement evidencing or relating to any Indebtedness in excess of $10,000,000 (whether such Indebtedness is owed to the Bank or to third persons if such failure would permit such third persons to accelerate the Indebtedness), and any such failure (exclusive of the payment of money to the Bank under this Agreement or under any other instrument, document or agreement, which failure shall constitute and be an immediate event of default if not paid when due or when demanded to be due, but after giving effect to any grace period therefore) shall continue for more than fifteen (15) days after written notice from the Bank to the Borrower of the existence and character of such event of default.

          6.3 REPRESENTATIONS AND WARRANTIES; FINANCIAL STATEMENTS: Any representation or warranty made by the Borrower under or in connection with this Agreement or any financial statement given by the Borrower shall prove to have been incorrect in any material respect when made or given or when deemed to have been made or given.

          6.4 INSOLVENCY: The Borrower or any Material Subsidiary shall: (a) become insolvent or be unable to pay (due to reasons other than currency liquidity problems) its debts as they mature; (b) make an assignment for the benefit of creditors or to an agent authorized to liquidate any substantial amount of its properties and assets; (c) file a voluntary petition in bankruptcy or seeking reorganization or to effect a plan or other arrangement with creditors; (d) file an answer admitting the material allegations of an involuntary petition relating to bankruptcy or reorganization or join in any such petition; (e) be adjudicated a bankrupt; (f) apply for or consent to the appointment of, or consent that an order be made, appointing any receiver, custodian or trustee, for itself or any of its properties, assets or businesses; or (g) any receiver, custodian or trustee shall have been appointed for all or substantial part of its properties, assets or businesses and shall not be discharged within sixty (60) days after the date of such appointment.

          6.5 EXECUTION: Any writ of execution or attachment or any judgment lien which individually exceeds $5,000,000 or which, in the aggregate, exceeds $10,000,000, shall be issued against any property of the Borrower or any Subsidiary and there shall be any period of sixty (60) consecutive days during which a stay of enforcement of such writ or judgment by reason of a pending appeal, or otherwise, shall not be in effect.

          6.6 SUSPENSION: The Borrower or any Material Subsidiary shall voluntarily suspend the transaction of business or allow to be suspended, terminated, revoked or expired any permit, license or approval of any governmental body materially necessary to conduct the Borrower's or any Material Subsidiary's business as now conducted if such suspension, termination, revocation or expiration would result or could reasonably be expected to result in a Material Adverse Effect.

          6.7 CHANGE IN OWNERSHIP: There shall occur a sale, transfer, disposition or encumbrance (whether voluntary or involuntary), or an agreement shall be entered into to do so with, any Person or group of Persons (as such terms are defined pursuant to Federal securities laws) with respect to more than thirty-five percent (35%) of the issued and outstanding capital stock of the Borrower and, as a result thereof, such Person or group of Persons has the ability to direct or cause the direction of the management and policies of the Borrower.

                                    SECTION 7

                               REMEDIES ON DEFAULT

         Upon the occurrence and during the continuation of any Event of Default, the Bank may, at its sole and absolute election, without demand and only upon such notice as may be required by law:

          7.1 ACCELERATION: Declare any or all of the Borrower's Indebtedness owing to the Bank, whether under this Agreement or any other document, instrument or agreement, immediately due and payable, whether or not otherwise due and payable.

          7.2 CEASE EXTENDING CREDIT: Cease extending credit to or for the account of the Borrower under this Agreement or under any other agreement now existing or hereafter entered into between the Borrower and the Bank.

          7.3 TERMINATION: Terminate this Agreement as to any future obligation of the Bank without affecting the Borrower's Obligations to the Bank or the Bank's rights and remedies under this Agreement or under any other document, instrument or agreement.

          7.4 CASH COLLATERAL: To the extent any Letters of Credit are then outstanding, demand that the Borrower make a cash collateral deposit in an amount equal to the aggregate Letter of Credit Amount. Any such cash collateral shall first be used to reimburse the Bank for drawings under outstanding Letters of Credit. Upon expiration and payment of all Letters of Credit, any remaining cash collateral shall be applied to repay outstanding Revolving Credit Loans.

          7.5 NON-EXCLUSIVITY OF REMEDIES: Exercise one or more of the Bank's rights set forth herein or seek such other rights or pursue such other remedies as may be provided by law, in equity or in any other agreement now existing or hereafter entered into between the Borrower and the Bank, or otherwise.

                                    SECTION 8

                                BANK PROTECTIONS

          8.1 INABILITY TO DETERMINE INTEREST RATE: In the event that prior to the first day of an Interest Period:

                  (a) the Bank shall have determined (which determination shall be conclusive and binding upon the Borrower absent manifest error) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the LIBOR Adjusted Rate for such Interest Period, or

                  (b) the Bank shall have determined that the LIBOR Adjusted Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to the Bank of making or maintaining its affected Revolving Credit Loans during such Interest Period, the Bank shall give prompt telecopy or telephonic notice thereof to the Borrower. If such notice is given (i) any LIBOR Loans requested to be made on the first day of such Interest Period shall accrue interest at the Alternate Base Rate, (ii) Revolving Credit Loans that were to have been converted on the first day of such Interest Period to LIBOR Loans shall be continued as Alternate Base Rate Loans and (iii) any outstanding LIBOR Loans shall be converted, on the first day of such Interest Period, to Revolving Credit Loans accruing interest at the Alternate Base Rate Loans. Until such notice has been withdrawn by the Bank, no further LIBOR Loans shall be made or continued as such, nor shall the Borrower have the right to convert Alternate Base Rate Loans to LIBOR Loans.

          8.2 ILLEGALITY: Notwithstanding any other provision herein, if any change after the date of execution hereof in any requirement of law or in the interpretation or application thereof shall make it unlawful for the Bank to make or maintain LIBOR Loans as contemplated by this Agreement, (a) the commitment of the Bank hereunder to make LIBOR Loans, continue LIBOR Loans as such and convert Alternate Base Rate Loans to LIBOR Loans shall forthwith be suspended during such period of illegality and (b) the Revolving Credit Loans then outstanding as LIBOR Loans, if any, shall be converted automatically to Alternate Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a LIBOR Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to the Bank such amounts, if any, as may be required pursuant to Section 8.5. To the extent that a Lender's LIBOR Loans have been converted to Alternate Base Rate Loans pursuant to this Section, all payments and prepayments of principal that otherwise would be applied to such Lender's LIBOR Loans shall be applied instead to its Alternate Base Rate Loans.

          8.3 INCREASED COSTS: (a) In the event that any change after the date of execution hereof in any requirement of law or in the interpretation or application thereof or compliance by the Bank with any request or directive (whether or not having the force of law but, if not having the force of law, generally applicable to and complied with by banks and financial institutions of the same general type as the Bank in the relevant jurisdiction) from any central bank or other governmental authority made subsequent to the date hereof:

                  (i) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirements against assets held by, letters of credit or guarantees issued by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of the Bank which is not otherwise included in the determination of the LIBOR Adjusted Rate hereunder; or

             (ii) shall impose on the Bank any other condition;

and the result of any of the foregoing is to increase the cost to the Bank of issuing or maintaining any Letter of Credit or of making, converting into, continuing or maintaining LIBOR Loans, or to reduce any amount receivable hereunder in respect thereof then, in any such case, the Borrower shall immediately pay to the Bank, upon the demand of the Bank, any additional amounts necessary to compensate the Bank for such increased cost or reduced amount receivable. If the Bank becomes entitled to claim any additional amounts pursuant to this Section, it shall promptly notify the Borrower of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to this Section submitted by the Bank to the Borrower shall be conclusive evidence of the accuracy of the information so recorded, absent manifest error. This covenant shall survive the termination of this Agreement, expiration of the Letters of Credit and the payment of all other amounts payable hereunder.

                  (b) If, after the date of this Agreement, the introduction of or any change in any applicable law, rule, regulation or guideline regarding capital adequacy, or any change in the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, affects the amount of capital required or expected to be maintained by the Bank or any corporation controlling the Bank, and the Bank (taking into consideration the Bank's or such corporation's policies with respect to capital adequacy) determines that the amount of capital maintained by the Bank or such corporation which is attributable to or based upon the Revolving Credit Loans, the Letters of Credit, the Commitment or this Agreement must be increased as a consequence of such introduction or change by an amount deemed by the Bank to be material, then, the Bank shall promptly notify the Borrower thereof and, upon demand of the Bank, the Borrower shall immediately pay to the Bank additional amounts sufficient to compensate the Bank or such corporation for the increased costs to the Bank or corporation of such increased capital. Any such demand shall be accompanied by a certificate of the Bank setting forth in reasonable detail the computation of any such increased costs, which certificate shall be conclusive, absent manifest error. This obligation of the Borrower under this Section shall survive repayment of the Revolving Credit Loans, expiration of the Letters of Credit and payment of all other amounts hereunder in full and the termination of this Agreement.

          8.4 TAXES: (a) All payments made by the Borrower to the Bank in respect of the Obligations shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any governmental authority or any political subdivision or taxing authority thereof or therein, other than Excluded Taxes (all such non-Excluded Taxes being hereinafter called "TAXES"). If any Taxes are required to be withheld from any amounts payable to the Bank in respect of the Obligations, the amounts so payable to the Bank shall be increased to the extent necessary to yield to the Bank (after payment of all Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement. The Bank shall deliver to the Borrower a certificate setting forth the amount of such Taxes, the calculation of such Taxes and an explanation of the requirement therefor, all in reasonable detail and such certificate shall be conclusive, absent manifest error. Whenever any Taxes are payable by the Borrower, as promptly as possible thereafter, the Borrower shall send to the Bank a copy of an original official receipt received by the Borrower showing payment thereof or such other evidence of payment reasonably satisfactory to the Bank. If the Borrower fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Bank the required receipts or other required documentary evidence, the Borrower shall indemnify the Bank for any incremental taxes, interest or penalties (and related reasonable fees and expenses of counsel) that may become payable by the Bank as a result of any such failure. The agreements in this Section shall survive the termination of this Agreement, the expiration of the Letters of Credit and the payment of all other amounts payable hereunder.

                  (b) The Bank agrees that prior to the date the Borrower makes any payments under this Agreement it will deliver to the Borrower two duly completed copies of (i) United States Internal Revenue Service Form 1001 or 4224 or successor applicable form, as the case may be, and (ii) an Internal Revenue Service Form W-8 or W-9 or successor applicable form. The Bank also agrees to deliver to the Borrower two further copies of the said Form 1001 or 4224 and Form W-8 or W-9, or successor applicable forms or other manner or certification, as the case may be, on or before the date that any such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower, and such extensions or renewals thereof as may reasonably be requested by the Borrower, unless in any such case an event beyond the control of the Bank (including, without limitation, any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent the Bank from duly completing and delivering any such form with respect to it and the Bank so advised the Borrower. The Bank shall certify (i) in the case of a Form 1001 or 4224, that it is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes and (ii) in the case of a Form W-8 or W-9, that it is entitled to an exemption from U.S. backup withholding tax.

                  (c) The Borrower shall not be required to pay any amounts to the Bank in respect of U.S. withholding tax pursuant to this Section if the obligation to pay such amounts would not have arisen but for a failure by the Bank to comply with the requirements of this Section (including the accuracy of the certificates described in Section 8.04(b)).

          8.5 INDEMNITY: The Borrower agrees to indemnify the Bank and to hold the Bank harmless from and to pay the Bank within 5 days of the Bank's demand the amount of any liability, loss or expense arising from the reemployment of funds obtained by it or from fees payable to terminate the deposits from which such funds were obtained (including reasonable fees and expenses of counsel) which the Bank may sustain or incur as a consequence of (a) default by the Borrower in payment when due of the principal amount of or interest on any LIBOR Loan, (b) default by the Borrower in making a borrowing of, conversion into or continuation of LIBOR Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (c) default by the Borrower in making any prepayment after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (d) the making by the Borrower of a prepayment or conversion of LIBOR Loans on a day which is not the last day of an Interest Period with respect thereto. The Bank's certificate as to such liability, loss or expense shall be deemed conclusive, absent manifest error. This covenant shall survive the termination of this Agreement and the payment of all other amounts payable hereunder.

          8.6 MITIGATION OF COSTS: If the Bank, by changing its applicable lending office or taking any other reasonable action, can mitigate any adverse effect on the Borrower under this Section 8, the Bank shall take such action, so long as making such change or taking such other action is not, in the good faith judgment of the Bank, disadvantageous to it in any financial, regulatory or other respect.

                                    SECTION 9

                                  MISCELLANEOUS

          9.1 DEFAULT INTEREST RATE: The Borrower shall pay the Bank interest on any indebtedness or amount payable under this Agreement, from the date that such indebtedness or amount became due or was demanded to be due until paid in full, at a rate which is 3% in excess of the applicable interest rate otherwise provided under this Agreement.

          9.2 RELIANCE: Each warranty, representation, covenant, obligation and agreement contained in this Agreement shall be conclusively presumed to have been relied upon by the Bank regardless of any investigation made or information possessed by the Bank and shall be cumulative and in addition to any other warranties, representations, covenants and agreements which the Borrower now or hereafter shall give, or cause to be given, to the Bank in writing, other than those implied hereunder.

          9.3 EXPENSES: Reasonable out-of-pocket expenses and attorneys' fees of the Bank shall be paid by the Borrower in connection with the preparation of this Agreement. In the event of any action in relation to this Agreement or any document, instrument or agreement executed with respect to, evidencing or securing the Obligations, the Borrower shall, in addition to all other sums which it may owe to Bank, pay all reasonable attorneys' fees incurred by the Bank.

          9.4 NOTICES: All notices, payments, requests, information and demands which either party hereto may desire, or may be required to give or make to the other party hereto, shall be given or made to such party by hand delivery, overnight courier service or through deposit in the United States mail, postage prepaid, or by telecopier addressed as set forth below or to such other address as may be specified from time to time in writing by either party to the other and shall be deemed effective upon receipt.

To the Borrower:                            To the Bank:

ICN PHARMACEUTICALS, INC.                   BANQUE NATIONALE DE PARIS
3300 Hyland Avenue                          Los Angeles Branch
Costa Mesa, CA  92626                       725 So. Figueroa Street,
                                            Suite 2090
                                            Los Angeles, CA 90017

Attn: Operational Controller                Attn:  Tjalling Terpstra
       and Director of Cash                        Vice President
       Management
Telecopier No. (714) 668-3145               Telecopier No. (213) 488-9602

          9.5 WAIVER: Neither the failure nor delay by the Bank in exercising any right hereunder or under any document, instrument or agreement mentioned herein shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder or under any other document, instrument or agreement mentioned herein preclude other or further exercise thereof or the exercise of any other right; nor shall any waiver of any right or default hereunder, or under any other document, instrument or agreement mentioned herein, constitute a waiver of any other right or default or constitute a waiver of any other default of the same or any other term or provision.

          9.6 CONFLICTING PROVISIONS: To the extent the provisions contained in this Agreement are inconsistent with those contained in any other document, instrument or agreement executed pursuant hereto, the terms and provisions contained herein shall control. Otherwise, such provisions shall be considered cumulative.

          9.7 BINDING EFFECT; ASSIGNMEENT: This Agreement shall be binding upon and inure to the benefit of the Borrower and the Bank and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Bank. The Bank may sell, assign or grant participations in all or any portion of its rights and benefits hereunder. The Borrower agrees that, in connection with any such sale, grant or assignment, the Bank may deliver to the prospective buyer, participant or assignee financial statements and other relevant information relating to the Borrower if such third party agrees in writing to abide by the confidentiality provisions of Section 9.12 hereof.

          9.8 JURISDICTION: This Agreement, and any documents, instruments or agreements mentioned or referred to herein shall be governed by and construed according to the laws of the State of California, to the jurisdiction of whose courts the parties hereby submit.

          9.9 WAIVER OF JURY TRIAL: THE BORROWER AND THE BANK EACH WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR PARTIES, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. THE BORROWER AND THE BANK EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

          9.10 HEADINGS: The headings herein set forth are solely for the purpose of identification and have no legal significance.

          9.11 ENTIRE AGREEMENT: This Agreement and all documents, instruments and agreements mentioned herein constitute the entire and complete understanding of the parties with respect to the transactions contemplated hereunder. All previous conversations, memoranda and writings between the parties pertaining to the transactions contemplated hereunder not incorporated or referenced in this Agreement or in such documents, instruments and agreements are superseded hereby.

          9.12 CONFIDENTIALITY: The Bank shall take normal and reasonable precautions to maintain the confidentiality of all non-public information obtained pursuant to the provisions of this Agreement but may, in any event, make disclosures (a) reasonably required by any bona fide transferee, assignee or participant in connection with the contemplated transfer or assignment of any of the Commitment or Revolving Credit Loans or participations herein or participations in Letters of Credit or (b) as required or requested by any governmental agency or representative thereof or as required pursuant to legal process or (c) to its attorneys and accountants or (d) as required by law or (e) in connection with litigation involving the Bank; provided that the Bank shall use its best efforts to notify the Borrower of any requirement or request by any governmental agency or representative thereof (other than such request in connection with an examination of the Bank by such governmental agency) and any requirement pursuant to legal process of or disclosure of such information (other than in connection with litigation between the Borrower and the Bank) and further provided that in the case of clauses (a) and (e), the Banks makes each person aware of the terms of this Section 9.12 and such persons agree to abide by such terms.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first hereinabove written.

BANK:                                       BORROWER:

BANQUE NATIONALE DE PARIS                   ICN PHARMACEUTICALS, INC.
Los Angeles Branch


By:  /s/ C. BEETLES                         By:  /s/ BARBAROS GUVENC
   ----------------------------             ------------------------------

Name:  C. Beetles                           Name:   BARBAROS GUVENC
   ----------------------------             ------------------------------

Title: Sr. V.P. & Manager                   Title:  TREASURER
   ----------------------------             ------------------------------


By:   /s/ TJALLING TERPSTRA
     -------------------------

Name:  TJALLING TERPSTRA
     -------------------------

Title: VICE PRESIDENT
     -------------------------